Exhibit 10.1

RiT TECHNOLOGIES REPORTS FOURTH QUARTER / YEAR END 2004 RESULTS

Best Quarterly Results in 3 Years Revenues Up 35% vs. Last Year and 31% vs. Prior Quarter; Quarterly Loss Year-over-Year Slashed by 86%

Tel Aviv, Israel – February 1, 2005 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.

Revenues for the fourth quarter of 2004 were $5,651,000, an increase of 35% compared with $4,186,000 for the fourth quarter of 2003 and 31% compared with $4,331,000 for the third quarter of 2004. Net loss for the quarter declined by 86% to ($193,000), or ($0.01) per share, compared with ($1,347,000), or ($0.15) per share, for the fourth quarter of 2003, and a decline of 76% compared to ($801,000), or ($0.06) per share, for the third quarter of 2004.

Revenues for fiscal 2004 rose 21% to $18,427,000 compared with $15,189,000 for 2003. Net loss for the year declined by 56% to ($2,975,000), or ($0.27) per share, compared with ($6,817,000), or ($0.77) per share for fiscal 2003.

“2004 has been a turnaround year for RIT, and the fourth quarter provides a solid platform for growth next year, “ commented Liam Galin, President and CEO, said, “The fourth quarter and year was marked by rising Carrier and Enterprise sales, above-50% gross margins and our lowest net loss in three years. With a backlog of deals giving us visibility into 2005, a promising sales pipeline and rising OEM momentum, we forecast further growth ahead with the goal of returning to profitability during the first half of the year.

“Our quarterly sales and gross margins are at their highest level since 2001, reflecting the first revenues recognized under the framework of the large Carrier orders placed during the fourth quarter. On the Enterprise side, we continue to see growing demand for our Intelligent Physical Layer Management Solutions (IPLMS), with an encouraging ramp-up of sales in the US. To address significant opportunities in the Far East, we have initiated aggressive sales efforts, some in cooperation with our strategic alliance partners. Overall, we are optimistic regarding our future prospects and feel well-positioned for 2005.”

The Company will host a conference call to discuss these results on Wednesday, February 2nd, at 10:00 A.M. Eastern Time/ 17:00 Israel time.  To participate, please call 1-800–322-0079 from the US (toll free), or +1-973-935-2407 International, and use the ID code: 5646683.  A replay of the call will be available beginning at 12 noon ET on the day of the call for 14 days by calling 1-877-519-4471 from the US (toll free), or  +1-973-341-3080 from the rest of the world, and using the ID code: 5646683.

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help customers capitalize on network investments and reduce cost of ownership.

RiT's Enterprise Solutions include PatchView™ for full web-based management, planning and troubleshooting of network physical layer connectivity, and SMART Cabling™ System components for single-source, end-to-end structured cabling solutions.

PairView™ and PairQ™ Carrier Solutions help telcos capitalize on outside plant investments by giving them reliable, mass-verified and qualified infrastructure and connectivity databases.

With a global sales network spanning 60 countries, RiT's key customers include major financial institutions, corporations and global telecommunications companies such as: Deutsche Telekom, Alcatel, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

RiT is a member of the RAD group, a world leader in communications solutions.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risk detailed from time to time in the Company’s filings with the Securities Exchange Commission.

This press release is available at www.rittech.com and www.portfoliopr.com

COMPANY

Simona Green

CONTACT:

VP Finance

+972-3-766-4249

simonag@rit.co.il

PORTFOLIO PR

 Jerry Cahn / Paul Holm

CONTACT:

 212-736-9224

jcahn@portfoliopr.com/ pholm@portfoliopr.com

RiT TECHNOLOGIES LTD.
STATEMENTS OF OPERATIONS (U.S GAAP)
(U.S dollars in thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,

	2004	2003	2004	2003
	U.S. $	U.S. $	U.S. $	U.S. $
	(unaudited)	(unaudited)	(unaudited)	(audited)

Sales	5,651	4,186	18,427	15,189
Cost of sales	2,677	2,627	10,066	10,782
Gross profit	2,974	1,559	8,361	4,407

Operating expenses:
Research and development:
Research and development, gross	1,012	1,060	3,767	3,978
Less - royalty-bearing participation	-	-	286	116
Research and development, net	1,012	1,060	3,481	3,862

Sales and marketing	1,623	1,452	6,165	5,857
General and administrative	551	430	1,719	1,587
Total operating expenses	3,186	2,942	11,365	11,306

Operating loss	(212)	(1,383)	(3,004)	(6,899)
Financial income, net	19	36	29	82

Loss for the period	(193)	(1,347)	(2,975)	(6,817)

Basic and diluted loss per share	(0.01)	(0.15)	(0.27)	(0.77)

Basic and diluted weighted average number of shares	13,980,484	8,910,352	11,174,865	8,910,352

RiT TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEET (U.S GAAP)
(U.S dollars in thousands)

	December 31, 2004	December 31, 2003
	(unaudited)	(audited)
Assets
Current Assets
Cash and cash equivalents	7,773	*3,560
Marketable securities	531	560
Trade, net	4,376	3,369
Other	1,016	767
Inventories	6,548	4,760
Total Current Assets	20,244	13,016

Property and Equipment
Cost	3,458	3,209
Less - accumulated depreciation	3,048	2,858
	410	351
Assets held for severance benefits	1,578	1,435
Total Assets	22,232	14,802

Liabilities and Shareholders' Equity
Current Liabilities
Short-term bank credits	2,467	*846
Trade payables	4,871	3,225
Other payables and accrued expenses	2,425	2,153
Total Current Liabilities	9,763	6,224

Long-term Liabilities
Liability for employees severance benefits	2,069	1,970
Total Long-term Liabilities	2,069	1,970
Total Liabilities	11,832	8,194

Shareholders' Equity
Share capital	374	260
Additional paid-in capital	30,610	23,928
Treasury stocks	(27)	(27)
Accumulated other comprehensive income	(14)	15
Accumulated deficit	(20,543)	(17,568)
Total Shareholders' Equity	10,400	6,608
Total Liabilities and Shareholders' Equity	22,232	14,802

   * Reclassified